Exhibit 4.15

CONSENT OF FRANCOIS HUOT

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2011 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Francois Huot, staff member of the Company, participated, in the preparation of “Technical Report and Recommendations, 2010 Exploration Program, FCI Property – May 2010” ( “Technical Study”) concerning mineralized material in the FCI property for the Company.   Portions of the Technical Study are summarized under the heading “Item III– Description of the Business – 3.7.4 Geological Setting, 3.7.5 Exploration Work and Drilling, and 3.7.6 Mineralization” in the Annual Information Form of the Company for the year ended February 28, 2011 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference therein).  I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ François Huot

Name:  Francois Huot, Ph.D., P.Geo.

May11, 2011